Exhibit 10.2

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is made as of May 1, 2008 (the “Effective Date”) between Scientific Games Corporation, a Delaware corporation (“SGC” or the “Company”), and A. Lorne Weil (“Executive”) (collectively the “Parties”).

WHEREAS, Executive has been employed pursuant to an Employment Agreement effective as of January 1, 2006 between the Parties (the “2006 Agreement”) as clarified by a letter agreement dated as of August 2, 2007 by the Parties regarding amounts payable under the Company’s Key Executive Deferred Compensation Plan (the “EDCP Payment Letter”);

WHEREAS, Executive has previously been employed by the Company and its predecessor entities since 1990 under various written and oral agreements;

WHEREAS, Section 3(b)(ii) of the 2006 Agreement contemplates the possibility of Executive providing notice on or before September 1, 2008 of his intention to relinquish the position of Chief Executive Officer but continue in the position of Chairman of the Board of Directors of SGC with the same compensation and benefits provided for therein from January 1, 2009 through at least December 31, 2009 and that receipt or giving of such notice and subsequent change in position shall not constitute “Cause” or “Good Reason” within the meaning of Section 5 of the 2006 Agreement;

WHEREAS, Executive hereby confirms his giving of notice to the Company pursuant to Section 3(b)(ii) of the 2006 Agreement of his intention to serve only as Chairman of the Board of SGC effective on January 1, 2009 for the remainder of the initial term of the 2006 Agreement (as such term is extended hereby until December 31, 2011 or may be automatically extended thereafter pursuant to Section 2 of the 2006 Agreement as amended by Section 2 hereof);

WHEREAS, the Company wishes to take advantage and be assured of the availability of Executive’s experience, expertise and leadership for a period extending beyond the initial term of the 2006 Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.        2006 Agreement Remains In Effect; Definitions.  Except as specifically provided herein, all terms of the 2006 Agreement shall remain in effect.  References to “this Agreement,” “herein,” “hereof,” “hereby” and words of similar import in the 2006 Agreement shall refer to the 2006 Agreement as amended by this Amendment and by the EDCP Payment Letter, all of which shall be read together as a single agreement.  References in the 2006 Agreement to Sections, Subsections, paragraphs and clauses thereof shall refer to those Sections, Subsections, paragraphs and clauses as the same are amended by the terms of this Amendment.  As amended by this Amendment and the EDCP Payment Letter, the 2006 Agreement is hereby ratified, confirmed and continued by the Parties.  Capitalized terms that are used but not defined in this Amendment shall have the meanings given to them in the 2006 Agreement (as amended by this Amendment).  The 2006 Agreement, as amended by the EDCP Payment Letter and this Amendment, is referred to herein as the “Amended Employment Agreement”.

2.        Amendment to Section 2 of 2006 Agreement.  The second sentence of Section 2 of the 2006 Agreement is hereby amended by replacing “December 31, 2009” with “December 31, 2011”.

3.        Amendments to Section 3 of 2006 Agreement.  Section 3 of the 2006 Agreement is hereby amended and restated in its entirety to read as follows:

“3.                        Offices and Duties

a.                               From January 1, 2006 through December 31, 2008, Executive will serve as Chief Executive Officer of the Company and as Chairman of the Board of Directors of the Company (the “Board of Directors”), and as an officer or director of any subsidiary or affiliate of the Company if elected or appointed to any such position by the shareholders or by the board of directors of such subsidiary or affiliate, as the case may be.

b.                               Effective as of January 1, 2009, Executive will relinquish the role of Chief Executive Officer of the Company and shall continue to be employed by the Company and provide services in the capacity of Chairman of the Board of Directors and shall continue to receive the compensation and benefits provided for herein.   For purposes of Section 409A (as hereinafter defined), this change in responsibilities is not intended to be a separation from service during 2009 or the Term.

c.                               In his capacity as Chairman of the Board of Directors and Chief Executive Officer until December 31, 2008, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to Executive from time to time by the Board of Directors.  In his capacity as Chairman of the Board of Directors from and after January 1, 2009, Executive shall report to the Board and perform such duties and shall have such responsibilities as are normally associated with such position and shall devote time to overall strategic and organizational guidance, mergers and acquisitions, new business development and maintaining contacts with key customers and other business partners of the Company and its subsidiaries with whom Executive has established personal relationships; provided, however, that from and after January 1, 2009, Executive will not (i) be an officer of the Company or any of its subsidiaries or affiliates, (ii) have employees reporting to him (other than his personal assistant or in his capacity as a director) and (iii) be responsible for any business unit or have any policy making functions with respect to the Company or any of its subsidiaries or affiliates (other than in his capacity as a director).  Subject to Section 5(d) and to Executive’s right to continue to receive the compensation and benefits provided for herein, Executive’s functions, duties and responsibilities are subject to reasonable diminution from those provided above, as the Board of Directors may in good faith determine after consultation with Executive.

d.                               Executive hereby agrees to accept such employment and to serve the Company to the best of his ability (i) until December 31, 2008, in the capacities referred to in Section 3.a above, devoting substantially all of his business time to such employment or (ii) from and after January 1, 2009 in his role as Chairman of the Board of Directors; provided, however, that Executive shall be entitled to (A) manage his personal investments and otherwise attend to personal affairs, including family financial and legal affairs, (B) serve on the boards of directors of other (but, prior to January 1, 2010, not more than three) companies in addition to the Company and its subsidiaries and affiliates, each in a manner that does not conflict or unreasonably interfere with his responsibilities hereunder and (C) from and after January 1, 2009 in his role as Chairman of the Board of Directors, in addition to the activities referred to in clauses (A) and (B) above, engage in other professional and personal activities in compliance with Section 6.”

4.     Amendments to Section 4 of 2006 Agreement.  Section 4 of the 2006 Agreement is hereby amended as follows:

a.                       The following proviso is hereby added to the end of the first sentence of Section 4(a) of the 2006 Agreement:

“; provided, however, that, from and after January 1, 2010, the Base Salary shall be computed in accordance with the terms of second-to-last sentence of this Section 4(a).”

b.        The following proviso is hereby added to the end of the third sentence of Section 4(a) of the 2006 Agreement:

“; provided, however, that the foregoing shall not apply to Base Salary for years commencing on or after January 1, 2010, which shall be computed in accordance with the second-to-last sentence of this Section 4(a).”

c.        The following sentence is hereby added prior to the last sentence of Section 4(a) of the 2006 Agreement:

“Notwithstanding the foregoing, (x) the Base Salary for 2010 shall be equal to the product of (I) one million dollars ($1,000,000.00) multiplied by (II) the sum of 1 plus a fraction the numerator of which is the difference between the CPI for December 2009 and the CPI for December 2008 and the denominator of which is the CPI for December 2008 (provided, that if such fraction is zero or a negative number, the Base Salary for 2010 shall be the amount set forth in (I) of this clause (x); (y) the Base Salary for 2011 shall be equal to the product of (I) one million dollars ($1,000,000.00) multiplied by (II) the sum of 1 plus a fraction the numerator of which is the difference between the CPI for December 2010 and the CPI for December 2008 and the denominator of which is the CPI for December 2008 (provided, that if such fraction is zero or a negative number, the Base Salary for 2011 shall be the same as the Base Salary for 2010); and (z) if the Term is extended past December 31, 2011 pursuant to Section 2 hereof, the Base Salary for each such one-year extension term, unless otherwise agreed in writing by Executive and the Company, shall be (I) one million dollars ($1,000,000.00) multiplied by (II) the sum of 1 plus a fraction the numerator of which is the difference between the CPI for December of the year immediately preceding such extension term and the CPI for December 2008 and the denominator of which is the CPI for December 2008 (provided, that if such fraction is zero or a negative number, the Base Salary for such extension term shall be the same as the Base Salary for the year immediately preceding such extension term).”

d.        The following proviso is hereby added to the end of the second sentence of Section 4(b) of the 2006 Agreement:

“; provided, however, that from and after January 1, 2010, Executive shall not be eligible to receive incentive compensation in excess of the Target Bonus but shall in all other respects be entitled to the benefits provided for in this Section 4(b) even though he shall no longer be an officer of the Company or any of its subsidiaries or affiliates.”

e.        Section 4(c) of the 2006 Agreement is hereby amended and restated to read in its entirety as follows:

“(c)    Eligibility for Annual Equity Awards and Participation in Executive Compensation Plans.  Executive shall be eligible to receive an annual grant of stock options or other equity awards with a value up to 155% of Executive’s Base Salary, in the sole discretion of the Compensation Committee, in accordance with the applicable plans and programs for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest under any such plan or program; provided, however, that any such annual equity awards made to Executive during 2010 and 2011 (and during any extension terms of this Agreement) shall, unless otherwise expressly agreed in writing by the Company and Executive, be awarded entirely in the form of restricted stock units with the vesting schedule (but in no event longer than five years) and any minimum performance criteria then generally provided for restricted stock units awarded to senior executives under such plan or program and subject to the provisions relating to accelerated vesting and forfeiture as provided in this Agreement for Normal Course Awards (as hereinafter defined) and as provided in the applicable award agreement and the Equity Plan (as hereinafter defined).  All equity awards made pursuant to this Section 4(c) shall be Normal Course Awards.  Without limiting the foregoing, Executive shall be eligible to participate in such plans and programs, and in other executive compensation plans and programs which are made generally available by the Company to its senior executives (in accordance with the terms of such plans and programs and subject to the Company’s right to at any time amend or terminate any such plan or program) in each case on terms no less favorable to Executive than the most favorable terms of participation of any executive of the Company.  For the avoidance of doubt, without limiting Executive’s right to receive all equity awards made to Executive after 2009 entirely in the form of restricted stock units, as provided above, Executive’s participation in any such equity award plan or program shall be deemed to be on terms no less favorable to Executive than the most favorable terms of participation of any executive of the Company if the absolute number or amount of stock options, restricted stock units, or other equity awards awarded to Executive is at least equal to the highest absolute number or amount of stock options, restricted stock units or other equity award (or, for awards made after 2009, the number of restricted stock units equivalent to such highest absolute number or amount of stock options or other equity award) awarded in respect of the same period to (i) through December 31, 2009, any executive of the Company (regardless of the percentage of Executive’s Base Salary, incentive compensation or any other compensation or benefit represented by such award) and (ii) after 2009, any executive of the Company whose compensation is comparable to or less than Executive’s compensation in respect of such period.”

f.        In clause (B) of paragraph 4(d)(iii) of the 2006 Agreement, the phrase “all such vested restricted stock units shall fully vest and become non-forfeitable …” is hereby amended to read “all such unvested restricted stock units shall fully vest and become non-forfeitable …”.

5.     Definition of “Good Reason”.  Clause (I) of Section 5(d) of the 2006 Agreement is hereby amended and restated to read in its entirety as follows:

“(I) a material change, adverse to Executive, in Executive’s positions, titles, offices, or duties as provided in Section 3, including, without limitation, the failure of the stockholders of the Company to re-elect Executive to the Board of Directors or the failure of the Board of Directors of the Company to maintain Executive as Chairman of the Board of Directors, except, in such case, in connection with the termination of Executive’s employment for Cause, Total Disability or death;”

6.     Accelerated Vesting of Equity.  Notwithstanding anything to the contrary set forth in the 2006 Agreement, any applicable award agreement or the Equity Plan, (a) stock options held by Executive as of December 31, 2009, if not then vested and exercisable, shall become fully vested and exercisable as of December 31, 2009, and any such options shall remain exercisable until the scheduled expiration date, and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted and (b) all deferred stock, restricted stock and other equity-based awards held by Executive as of December 31, 2009, if not then vested, will become fully vested and non-forfeitable, and all restrictions and conditions with respect to such awards shall lapse, and, except as provided in Section 7 of this Amendment with respect to delivery of the restricted stock units comprising the Special RSU Grants, all such awards and arrangements will be settled as of such date without regard to any stated period of deferral or other restrictions or conditions remaining in respect of such awards; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such settlement shall be made on the date that is six months plus one day following the Termination Date.

7.     Delivery of Special RSU Grants.

a.                       Extended Delivery Schedule.  With regard to the Special RSU Grants, the Parties agree that delivery to Executive of shares of Company common stock subject to vested restricted stock units under each such Special RSU

Grant shall be deferred until, and paid on or as soon as practicable after, the first business day immediately following the end of the Term on December 31, 2011 but in no event later than the tenth business day immediately following such end of the Term (it being understood that, prior to (but not after) the end of 2009, the portions of the Special RSU Grants that are not yet vested pursuant to the vesting schedule set forth in the 2006 Agreement and the applicable RSU Agreement will be subject to the provisions on accelerated vesting and forfeiture set forth in the 2006 Agreement and the applicable RSU Agreement until they vest pursuant to such vesting schedule).

b.                       Coordination with Special RSU Grant Provisions.  Section 7(a) hereof shall apply notwithstanding any provision of the Special RSU Grants (or the 2006 Agreement) providing for delivery to be made by reason of separation from service or termination of employment, but shall be subject to any terms of the Special RSU Grants currently in effect, under which delivery is made upon death or disability or, a change in control event if such event occurs prior to any other delivery event under the Special RSU Grant, as the case may be.

8.     Amendments to Section 5 of 2006 Agreement.

a.        Section 5(d)(ii) Payment.  The Company agrees to pay Executive on July 1, 2011 a fixed amount equal to the sum of Executive’s Base Salary and Target Bonus for 2009, plus interest on such amount at a rate of 6% per annum from January 1, 2010 up to (but not including) the date of payment (subject to applicable withholding).  Section 5(d)(ii) of the 2006 Agreement is hereby deleted in its entirety and replaced by the notation “(ii) [RESERVED]”, and Executive shall not be entitled to any payments contemplated thereby (other than the payment described in the immediately preceding sentence of this Section 8(a)).

b.       Treatment of Certain Other Payments.  The payments referred to in Sections 8a and 11 of this Amendment, as well as, from and after December 31, 2009 (if Executive’s employment by the Company has not terminated in accordance with the Amended Employment Agreement on an effective Termination Date prior to December 31, 2009), the payments referred to in Sections 6 and 7 of this Amendment, shall be included in the amounts payable pursuant to Section 5(a)(ii) of the 2006 Agreement and shall be included in the term “Standard Termination Payments” as defined and used in the 2006 Agreement; provided, however, that, to the extent there is any inconsistency between the terms of the 2006 Agreement and the terms of this Amendment with respect to the date or dates on which any such payments are to be made, the timing of such payment(s) shall be governed by the terms of this Amendment applicable such timing; provided, further, that, without limiting the terms of the preceding proviso with respect to timing of payments, this Section 8.b shall not have the effect of excluding from Section 5(a)(ii) of the 2006 Agreement or from the definition of “Standard Termination Payment” any payment referred to in Section 6 or 7 of this Amendment that would otherwise be included in such Section 5(a)(ii) and such definition (or any other provision of Section 5 of the 2006 Agreement) prior to December 31, 2009 under the terms of the 2006 Agreement.

9.     Additional Clarification of References in Section 4 of 2006 Agreement Regarding Taxes and Section 409A.  Section 4(i) of the 2006 Agreement is hereby amended and restated to read in its entirety as follows:

“(i)               Taxes.  Payment of all compensation and benefits to Executive specified in this Agreement shall be subject to all legally required withholdings.  The Parties agree that the references to Section 409A in Section 4 of this Agreement shall be construed, and any additional post-termination payments shall be made, subject to the following:  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A and applicable administrative guidance and regulations (the “Regulations”). Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined in Section 409A and the Regulations) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  The Company reserves the right to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A.  In addition, in the event any benefits or amounts paid under this Agreement are deemed to be subject to Section 409A, including payments under Section 5 of this Agreement, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A, including, but not limited to the following:

a.                       the term “termination of employment,” when used to refer to an event that causes  payments to be made other than for death or disability (as defined in the Regulations (“Disability”)), may be amended so that it means “separation from service” within the meaning of  Treasury Reg. § 1.409A-1(h)(1), including the presumptive rule thereunder;

b.                       any payments made by reason of “separation from service” may be deferred until  six months and one day following separation from service;

c.                       (i)  the Company will provide Executive with the proposed form of release pursuant to Section 5(j) of this Agreement no later than two days following the Termination Date, and (ii) Executive will have 21 days to consider the release and, if he executes the release, will have 7 days after execution to revoke the release, failing which the release shall become binding, and (iii) payments contingent on such release (if any) shall be paid eight (8) days after execution (subject to clause 4(i)b above);

d.                       the definition of “change in control,” where it remains a trigger for the payment of deferred compensation, may be revised to comply with the definition of “Change of Control” in the Regulations; and

e.                       any cash payment made on an after-tax basis that involves a reimbursement of taxes, including without limitation any that may be required under Section 5(d)(vii) of this Agreement or Section 11 of the

Amendment to Employment Agreement dated as of May 1, 2008 between the Company and Executive (the “May 2008 Amendment”), may be made as soon as the Company receives the information necessary for such purpose, but in no event later than the end of the calendar year following the year the taxes are remitted to the taxing authority.

The provisions of this Section 4(i) shall apply to all payments and benefits made pursuant to the May 2008 Amendment.”

10.      Benefits and Perquisites Retained during Extended Term.  Throughout the Term as extended by (and as subject to further extensions pursuant to) this Amendment, and notwithstanding the change in Executive’s responsibilities after 2008, Executive will continue to have use of office space and assistant at the Company’s headquarters in Manhattan and to be entitled to participate, without discrimination or duplication, in Company benefit, insurance, retirement, expense reimbursement and other plans, policies and programs, as provided in Sections 4(c), 4(e), 4(g), 4(h) and 5 of the 2006 Agreement (as amended hereby) and elsewhere, and shall continue to have use of the Company’s fractional ownership aircraft on the terms and subject to the conditions set forth in Section 4(f) of the 2006 Agreement, provided that use of such aircraft shall be coordinated with the Company beginning in 2009.  In the event that the terms of any such plans, policies or programs preclude Executive’s participation with the same Federal income tax treatment as is available for full-time executives generally, the Company may in its discretion meet its obligations hereunder by means of alternative arrangements similar to those contemplated by Section 5(d)(vii) of the 2006 Agreement which arrangements provide Executive with the benefits to which he would be entitled under such plans, policies or programs pursuant to the above-mentioned sections of the 2006 Agreement.

11.      SERP and Deferred Compensation Plan.

a.                       Payment Schedule.  Notwithstanding timing of payment and other provisions of Section 4(h) of the 2006 Agreement and various provisions relating to timing of payment of deferred compensation in Section 5 of the 2006 Agreement, and subject to the requirements of Section 409A as provided for herein, Executive’s SERP Benefit and amounts accrued as of the relevant date under the Company’s Key Executive Deferred Compensation Plan and/or any other deferred compensation plan or agreement of the Company or its subsidiaries or affiliates (collectively, the “EDCP”) will be paid out in lump sum(s) as follows:

(i)                     SERP Benefit:

(A) 50% of the benefit accrued as of December 31, 2005, increased by interest in accordance with Section 4(h) of the 2006 Agreement to the date of payment, on November 1, 2009;

(B) 25% of the benefit accrued as of December 31, 2005, increased by interest in accordance with Section 4(h) of the 2006 Agreement to date of payment, on November 1, 2010, and

(C) 25% of the benefit accrued as of December 31, 2005, increased by interest in accordance with Section 4(h) of the 2006 Agreement to date of payment, on November 1, 2011;

(ii)      EDCP Amounts:

(A) 50% of the account balance as of October 31, 2009 to be paid on November 1, 2009;

(B) 50% of the account balance remaining as of October 31, 2010, to be paid on November 1, 2010, and

(C) 100% of the account balance remaining as of October 31, 2011, to be paid on November 1, 2011.

b.        Coordination with EDCP and SERP Provisions.  Section 11a hereof shall apply notwithstanding any provision of the SERP or EDCP (or the 2006 Agreement) providing for payment to be made by reason of  separation from service or termination of employment, but shall be subject to any terms of the SERP or EDCP (or the 2006 Agreement) currently in effect, under which payments are made upon death or Disability or, in the case of the EDCP, a change in control event if such event occurs prior to any other payment event under the SERP or EDCP (or the 2006 Agreement), as the case may be.

c.        EDCP Payment Procedures.   Payment under the EDCP shall be made in the manner set forth in Paragraphs 3 and 4 and the final unnumbered paragraph of the EDCP Payment Letter, applied by substituting the applicable respective dates of  payment specified in Sections 11a or 11b hereof, or any extended payment date resulting from the application of Section 12 hereof, for the date of termination of employment and by disregarding (as no longer applicable by reason of the substitution of a fixed payment date for the prior payment terms based on termination of employment) paragraphs 1 and 2 of the EDCP Payment Letter (including, without limitation, the references to paragraph 2 in the parenthetical clause at the end of paragraph 3 of the EDCP Payment Letter, which clause shall be disregarded as no longer applicable).

12.      Section 162(m).

a.        Further Deferral under the Regulations. Notwithstanding anything in Section 11 hereof or any other provision of this Amendment to the contrary, in the event that Executive’s total compensation is required to be reported to stockholders under the Exchange Act by reason of him being among the four highest compensated officers for the taxable year (other than the chief executive officer), and therefore the Company would be denied a deduction for Executive’s SERP and EDCP payments or any other payments of deferred compensation (as defined in Section 409A and the Regulations) under Section 162(m) of the Code (“Section 162(m)”), then such payments will be deferred until the Company first determines that Executive is no longer an employee whose compensation is required to be so reported (but in no event later than the earlier of (i) the first date on which the Company makes a filing with the Securities and

Exchange Commission pursuant to the Exchange Act or the rules and regulations promulgated thereunder that does not include Executive among the employees whose compensation is so reported and (ii) January 1 of the year immediately following the year in which Executive’s employment by Company is terminated).  In such event, the crediting of interest on amounts payable on the SERP Benefit in accordance with Section 4(h) of the 2006 Agreement shall continue until payment, and account balances under the EDCP shall continue to be adjusted and/or credited with interest as contemplated by the EDCP Payment Letter.

b.        Pro-rata Bonus on Termination to Remain Performance-Based. Notwithstanding any other provision of the 2006 Agreement or this Agreement, the pro-rata bonus calculated for Executive upon a termination (other than for death or disability) pursuant to Section 5(a)(iv) and Section 5(d)(iii) of the 2006 Agreement shall only be payable to the extent that such bonus would have been payable had Executive remained in employment during the entire year in which the termination occurs and the performance goals, if any, are met.  Such pro-rata bonus shall be payable between January 1 and March 15 following the end of the fiscal year in which the termination occurs.

13.      Indemnification.  Notwithstanding any subsequent change in the Company’s certificate of incorporation or bylaws or policy of insurance, the Parties agree that the indemnification provided under Section 8 of the 2006 Agreement (as amended hereby) shall be no less favorable to Executive than the scope and nature of the indemnification that is available under Section 8 of the 2006 Agreement and under the Company’s certificate of incorporation and bylaws and insurance, as each is in effect as of the date of this Amendment; and the terms of this Section 13 shall constitute contractual rights of Executive and contractual obligations of the Company independent of, and in addition to, any rights of Executive and obligations of the Company under the Company’s certificate of incorporation and bylaws and any other plans, policies or programs of the Company and its subsidiaries and affiliates.

14.      Car and Driver.  The Company will make available the use of a car and driver to Executive during the remainder of 2008 and 2009.

15.      Restrictive Covenants.  The Parties confirm that the provisions of Section 6 of the 2006 Agreement shall continue during the Term as extended hereby and any further extension thereof and that the non-competition and other post-employment provisions of Section 6 of the 2006 Agreement shall continue for two years following the end of such Term (as the same may be so extended).

16.      Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or where the parties are located at the time a dispute arises.

17.      Titles and Captions.  All paragraph titles or captions in this Amendment are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

18.      Reimbursement of Expenses of Executive in Negotiating Agreement.  All

reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by Executive in connection with the negotiation, preparation, execution, or delivery of this Amendment shall be paid on behalf of Executive (or, if already paid by Executive, reimbursed to Executive) promptly by the Company in an amount up to thirty thousand U.S. Dollars ($30,000).

19.      Counterparts.  This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment on May 12, 2008, to be deemed effective as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Ira H. Raphaelson
Name:	Ira H. Raphaelson
Title:	Vice President, General Counsel and
Secretary

EXECUTIVE

/s/ A. Lorne Weil
Name:	A. Lorne Weil